EXHIBIT 99.1

AT SCHAWK, INC.: Timothy Allen Vice President, Finance Operations and Investor Relations 847-827-9494 Timothy.Allen@schawk.com	AT DRESNER CORPORATE SERVICES: Investors: Philip Kranz 312-780-7240 pkranz@dresnerco.com

SCHAWK ANNOUNCES 2012 THIRD-QUARTER RESULTS

Des Plaines, IL, October 31, 2012—Schawk, Inc. (NYSE: SGK), a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers, reported 2012 third-quarter results.  Net loss in the third quarter of 2012 was $2.2 million, or $0.09 loss per diluted share, versus net income of $8.1 million, or $0.31 per diluted share, in the third quarter of 2011.  Included in the 2012 third quarter net loss is $4.3 million of non-cash expense related to the impairment of long-lived assets further detailed in this press release.  In addition, business and system integration expenses for the company’s ongoing information technology and business process improvement initiative increased by approximately $1.0 million for the quarter compared to the prior-year period, which also contributed in part to the decline in net income.

On a non-GAAP basis, adjusting for financial impacts relating to the non-cash impairment expenses, business and system integration expense and other items as further detailed in this release, adjusted net income was $3.1 million, or $0.12 per diluted share, compared to $5.6 million, or $0.22 per diluted share, during the prior-year period.

Chief Executive Officer David A. Schawk, commented, “During the third quarter, we saw measured growth with our largest client channel, consumer packaged goods, offset by continued declines in promotional activity with our retail and advertising and entertainment clients.  Our growth in Europe and Asia Pacific continued to positively reflect the impact of emerging markets, investments made in expanding our capabilities, and our clients’ desire to consolidate their spending with fewer vendors.  However, the Americas continued to reflect our clients’ uncertainty with local markets by taking a more cautionary approach to spending domestically. Adjusting for the non-cash impairment charge during the third quarter, the year-over-year decline in profitability was primarily driven by certain investments made to expand our brand development and deployment capabilities and extend our presence in emerging markets. However, due to continued economic headwinds in the Americas, we took additional steps to leverage our operations during the third quarter, which will extend to the fourth quarter and set us up for a more competitive cost structure in 2013.”

Consolidated Results for the Third Quarter Ended September 30, 2012
Consolidated net sales in the third quarter of 2012 were $110.8 million compared to $112.3 million in 2011, a decrease of approximately $1.5 million, or 1.3 percent. Year-over-year sales were negatively impacted by changes in foreign currency translation rates of approximately $0.6 million, as the U.S. dollar increased in value relative to the local currencies of certain of the company’s non-U.S. subsidiaries. Adjusting for the negative impact of foreign currency translation rates, consolidated net sales fell approximately 0.8 percent in the third quarter of 2012 compared to the prior-year period.

Consumer packaged goods (CPG) accounts sales in the third quarter of 2012 were $88.2 million, or 79.5 percent of total net sales, compared to $86.2 million in the same period of 2011, an improvement of 2.3 percent, primarily due to higher product and brand development activity.  Retail and advertising accounts sales in the third quarter of 2012 were $17.3 million, or 15.6 percent of total sales, a decrease of 9.8 percent, from $19.2 million during the 2011 third quarter, primarily driven by continued reductions in client promotional activity.  Entertainment accounts sales for the third quarter of 2012 of $5.4 million, or 4.9 percent of total sales, decreased 22.5 percent, from $7.0 million in the 2011 period, driven by continued declines in print-related promotional activity.

Gross profit was $39.2 million in the third quarter of 2012, a decline of $2.7 million from the third quarter of 2011. Gross profit as a percentage of sales decreased to 35.4 percent from 37.4 percent in the prior-year period. Lower gross profit percent was driven by the sales decline and previously mentioned investments in expanding the company’s brand development and deployment capabilities.

Selling, general and administrative (SG&A) expenses increased approximately $1.3 million to $32.5 million during the third quarter of 2012 from $31.1 million in the 2011 period. Higher SG&A expenses in the third quarter of 2012 compared to the third quarter of 2011 is principally due to increases in the company’s previously mentioned investments in expanding brand development and deployment capabilities.

For the third quarter of 2012, Schawk reported business and systems integration expenses of $3.0 million, compared to $2.0 million in the prior-year period, relating to the company’s ongoing information technology and business process improvement initiative.

Acquisition integration and restructuring expenses increased from $0.5 million in the third quarter of 2011 to $1.2 million in the same quarter of 2012.  These charges relate to employee terminations and other associated costs from the company’s continued focus on consolidating, reducing and re-aligning its work force and operations. The actions taken during the third quarter of 2012 are expected to result in annualized savings of approximately $5.2 million, with approximately $0.6 million expected to be realized during 2012.

During the third quarter of 2012, Schawk recorded a non-cash expense of $4.3 million related to the impairment of long-lived assets, of which $3.8 million related to the write down of customer relationship intangible assets within the Americas and European segments and $0.5 million related to company-owned real estate written down to its estimated market value.

The company reported an operating loss of $1.5 million in the third quarter of 2012 compared to operating income of $8.2 million in the 2011 period.  The decline in income year over year was driven primarily by lower gross profit and higher expenses associated with the non-cash impairment of long-lived assets, business and systems integration, acquisition integration and restructuring and SG&A.

For the third quarter of 2012, Schawk reported a tax benefit of $0.1 million compared to a benefit of $1.1 million during the same period in 2011, principally driven by the release of certain valuation allowances at the company’s UK subsidiary during the third quarter of 2011.

Interest expense in the third quarter of 2012 was $0.9 million, a decline of $0.3 million compared to $1.2 million in the same quarter last year.  The decrease in interest expense in the third quarter of 2012 compared to the third quarter of 2011 reflects interest capitalized in the 2012 period in connection with the company’s information technology and business process improvement initiative and lower interest rates resulting from the company’s 2012 credit facility refinancing.

Net loss in the third quarter of 2012 was $2.2 million, or $0.09 loss per diluted share, compared to net income of $8.1 million, or $0.31 per diluted share, in the 2011 period.  Non-GAAP adjusted net income was $3.1 million, or $0.12 per diluted share, for the 2012 period, compared to $5.6 million, or $0.22 per diluted share, on a comparable basis for the prior-year period. Please refer to the tables at the end of this press release for a reconciliation of these non-GAAP measures.

Management Adjusted EBITDA Performance
Management adjusted EBITDA for the third quarter of 2012 was $11.9 million compared to $15.7 million for the prior-year period.  Please refer to the “Reconciliation of Non-GAAP Management Adjusted EBITDA” table attached at the end of this press release for a reconciliation of these measures.

Conference Call
Schawk invites you to join its 2012 third-quarter earnings conference call on Thursday, November 1, 2012, at 9:00 a.m. Central time. To participate in the conference call, please dial 866-436-9172 or 630-691-2760 at least five minutes prior to the start time and ask for the Q3 2012 Schawk, Inc. conference call, or on the Internet, go to http://Phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=4857891.  If you are unavailable to participate on the live call, a replay will be available through November 8 at 11:59 p.m. Central time. To access the replay, dial 888-843-7419 or 630-652-3042, enter conference ID 33635552, and follow the prompts. The replay will also be available on the Internet for 30 days at the following http://Phoenix.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=82169&eventID=4857891.

About Schawk, Inc.
Schawk, Inc. is a leading provider of brand development and deployment services, enabling companies of all sizes to connect their brands with consumers. With a global footprint of operations in 26 countries, Schawk helps companies create compelling and consistent brand experiences by providing integrated strategic, creative and executional services across brand touchpoints. Founded in 1953, Schawk is trusted by many of the world’s leading organizations to help them achieve global brand consistency. For more information about Schawk, visit http://www.schawk.com.

Non-GAAP Financial Measures
In addition to the presentation of Adjusted net income and Management adjusted EBITDA in this release, the Company has presented certain other non-GAAP measures in the attachment entitled “Reconciliation of Non-GAAP measures to GAAP.”  Management believes that the presentation of non-GAAP measures provides investors with greater transparency and supplemental data relating to the Company’s financial condition and results of operations and provides more consistent insight into the performance of the Company’s core operations from period to period by showing the effects of certain non-operating items.  These non-GAAP measures are reconciled to the closest GAAP measures on the schedules attached to this earnings release.  The non-GAAP measures should not be viewed as alternatives to GAAP and may not be consistent with similar measures provided by other companies.

Safe Harbor Statement
Certain statements in this earnings release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, our ability to maintain an effective system of disclosure and internal controls and the discovery of any future control deficiencies or weaknesses, which may require substantial costs and resources to rectify; higher than expected costs, or unanticipated difficulties associated with, integrating acquired operations; any impairment charges due to declines in the value of the Company’s fixed and intangible assets, including goodwill; higher than expected costs associated with compliance with legal and regulatory requirements; higher-than-anticipated costs or lower-than-anticipated benefits associated with the Company’s ongoing information technology and business process improvement initiative;  the strength of the United States economy in general and, specifically, market conditions for the consumer products industry; the level of demand for Schawk's services; changes in or weak consumer confidence and consumer spending; unfavorable foreign exchange rate fluctuations; loss of key management and operational personnel; our ability to implement our growth strategy, rebranding initiatives and cost reduction plans and to realize anticipated cost savings; the ability of the Company to comply with the financial covenants contained in its debt agreements and obtain waivers or amendments in the event of non-compliance with such covenants; the stability of state, federal and foreign tax laws; our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry; the stability of political conditions in foreign countries in which we have production capabilities; terrorist attacks and the U.S. response to such attacks; as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.

The discussion of the Company’s financial results within this earnings release should be read and considered in context of the Company’s most recent Form 10-K filed with the Securities and Exchange Commission.

For more information about Schawk, visit its website at http://www.schawk.com.

Schawk Inc. Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	September 30,		Increase (Decrease)
	2012	2011	Amount	Percent

Net sales	$110,838	$112,298	$(1,460)	(1.3)%
Cost of sales	71,599	70,344	1,255	1.8%
Gross profit	39,239	41,954	(2,715)	(6.5)%

Selling, general and administrative expenses	32,454	31,131	1,323	4.2%
Business and systems integration expenses	2,997	1,997	1,000	50.1%
Acquisition integration and restructuring expenses	1,218	468	750	nm
Impairment of long-lived assets	4,281	--	4,281	nm
Foreign exchange loss (gain)	(12)	121	(133)	nm
Multiemployer pension withdrawal expense (income)	(203)	--	(203)	nm
Operating income (loss)	(1,496)	8,237	(9,733)	nm

Other income (expense)
Interest income	57	4	53	nm
Interest expense	(917)	(1,212)	295	(24.3)%

Income (loss) before income taxes	(2,356)	7,029	(9,385)	nm
Income tax benefit	(143)	(1,057)	914	(86.5)%

Net income (loss)	$(2,213)	$8,086	$(10,299)	nm

Earnings (loss) per share:
Basic	$(0.09)	$0.31	$(0.40)
Diluted	$(0.09)	$0.31	$(0.40)

Weighted average number of common and common equivalent shares outstanding:
Basic	25,980	25,771
Diluted	25,980	25,976

Comprehensive income	$577	$4,292

nm = not meaningful

Schawk Inc. Consolidated Statements of Comprehensive Income
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended
	September 30,		Increase (Decrease)
	2012	2011	Amount	Percent

Net sales	$339,850	$332,861	$6,989	2.1%
Cost of sales	223,716	210,577	13,139	6.2%
Gross profit	116,134	122,284	(6,150)	(5.0)%

Selling, general and administrative expenses	100,415	91,822	8,593	9.4%
Business and systems integration expenses	10,459	5,385	5,074	94.2%
Acquisition integration and restructuring expenses	4,774	1,590	3,184	nm
Impairment of long-lived assets	4,281	--	4,281	nm
Foreign exchange loss	548	829	(281)	(33.9)%
Multiemployer pension withdrawal expense (income)	(203)	1,846	(2,049)	nm
Operating income (loss)	(4,140)	20,812	(24,952)	nm

Other income (expense)
Interest income	82	43	39	90.7%
Interest expense	(2,676)	(3,772)	1,096	(29.1)%

Income (loss) before income taxes	(6,734)	17,083	(23,817)	nm
Income tax provision (benefit)	(1,418)	2,246	(3,664)	nm

Net income (loss)	$(5,316)	$14,837	$(20,153)	nm

Earnings (loss) per share:
Basic	$(0.21)	$0.57	$(0.78)
Diluted	$(0.21)	$0.57	$(0.78)

Weighted average number of common and common equivalent shares outstanding:
Basic	25,876	25,830
Diluted	25,876	26,171

Comprehensive income (loss)	$(3,466)	$14,276

nm = not meaningful

Schawk, Inc.
 Consolidated Balance Sheets
 (In thousands, except share amounts)

	September 30,	December 31,
	2012	2011
	(Unaudited)
Assets
CCurrent assets:
Cash and cash equivalents	$10,226	$13,732
Trade accounts receivable, less allowance for doubtful accounts of $2,699 at September 30, 2012 and $1,926 at December 31, 2011	94,546	99,967
Inventories	25,940	24,672
Prepaid expenses and other current assets	12,524	14,894
Income tax receivable	7,185	5,620
Deferred income taxes	945	682
Total current assets	151,366	159,567

Property and equipment, net	66,524	60,064
Goodwill, net	211,616	205,365
Other intangible assets, net:
Customer relationships	30,502	41,709
Other	679	354
Deferred income taxes	5,970	5,933
Other assets	6,922	6,521

Total assets	$473,579	$479,513

Liabilities and stockholders’ equity
Current liabilities:
Trade accounts payable	$20,416	$18,366
Accrued expenses	57,822	60,636
Deferred income taxes	3,209	3,209
Income taxes payable	1,207	511
Current portion of long-term debt	4,865	21,442
Total current liabilities	87,519	104,164

Long-term liabilities:
Long-term debt	89,833	73,737
Deferred income taxes	14,478	13,476
Other long-term liabilities	12,820	14,211
Total long-term liabilities	117,131	101,424

Stockholders’ equity:
Common stock, $0.008 par value, 40,000,000 shares authorized, 31,097,862 and 30,766,517 shares issued at September 30, 2012 and December 31, 2011, respectively, 26,037,648 and 25,703,125 shares outstanding at September 30, 2012 and December 31, 2011, respectively	227	225
Additional paid-in capital	208,461	203,811
Retained earnings	114,081	125,619
Accumulated comprehensive income, net	10,930	9,080
Treasury stock, at cost, 5,060,214 and 5,063,392 shares of common stock at September 30, 2012 and December 31, 2011, respectively	(64,770)	(64,810)
Total stockholders’ equity	268,929	273,925

Total liabilities and stockholders’ equity	$473,579	$479,513

Schawk Inc. Segment Financial data
(Unaudited)
(In thousands)

	Three Months Ended
	September 30,		Increase (Decrease)
	2012	2011	Amount	Percent

Sales to external clients:
Americas	$91,793	$95,213	$(3,420)	(3.6)%
Europe	19,617	18,328	1,289	7.0%
Asia Pacific	10,457	8,451	2,006	23.7%
Intercompany sales elimination	(11,029)	(9,694)	(1,335)	(13.8)%

Sales to external clients	$110,838	$112,298	$(1,460)	(1.3)%

Operating segment income (loss):
Americas	$9,235	$14,936	$(5,701)	(38.2)%
Europe	(1,658)	1,157	(2,815)	nm
Asia Pacific	668	1,533	(865)	(56.4)%
Corporate	(9,741)	(9,389)	(352)	(3.7)%

Operating segment income (loss)	$(1,496)	$8,237	$(9,733)	nm

	Nine Months Ended
	September 30,		Increase (Decrease)
	2012	2011	Amount	Percent

Sales to external clients:
Americas	$282,337	$284,262	$(1,925)	(0.7)%
Europe	63,206	53,663	9,543	17.8%
Asia Pacific	28,887	23,852	5,035	21.1%
Intercompany sales elimination	(34,580)	(28,916)	(5,664)	(19.6)%

Sales to external clients	$339,850	$332,861	$6,989	2.1%

Operating segment income (loss):
Americas	$27,703	$40,383	$(12,680)	(31.4)%
Europe	249	4,160	(3,911)	(94.0)%
Asia Pacific	1,610	2,941	(1,331)	(45.3)%
Corporate	(33,702)	(26,672)	(7,030)	(26.4)%

Operating segment income (loss)	$(4,140)	$20,812	$(24,952)	nm

Schawk, Inc.
Reconciliation of Non-GAAP measures to GAAP
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011

Income (loss) before income taxes - GAAP	$(2,356)	$7,029	$(6,734)	$17,083
Adjustments:
Acquisition integration and restructuring expenses	1,218	468	4,774	1,590
Business and systems integration expenses	2,997	1,997	10,459	5,385
Impairment of long-lived assets	4,281	--	4,281	--
Multiemployer pension withdrawal expense (income)	(203)	--	(203)	1,846
Foreign currency loss (gain)	(12)	121	548	829
Adjusted income before income tax - non GAAP	5,925	9,615	13,125	26,733
Adjusted income tax provision – non GAAP	2,806	3,976	5,911	9,949

Adjusted net income – non GAAP	$3,119	$5,639	$7,214	$16,784

Weighted average common and common stock
equivalents outstanding – GAAP (diluted)	26,102	25,976	26,006	26,171

Earnings (loss) per diluted share - GAAP	$(0.09)	$0.31	$(0.21)	$0.57
Adjustments – net of tax effects:
Acquisition integration and restructuring expenses	0.03	0.01	0.12	0.04
Business and systems integration expenses	0.07	0.05	0.25	0.12
Impairment of long-lived assets	0.11	--	0.11	--
Multiemployer pension withdrawal expense (income)	--	--	--	0.04
Foreign currency loss (gain)	--	--	0.01	0.02
Discrete tax adjustments - UK	--	(0.15)	--	(0.15)

Adjusted earnings per diluted share – non GAAP	$0.12	$0.22	$0.28	$0.64

Income tax provision (benefit) - GAAP	$(143)	$(1,057)	$(1,418)	$2,246
Adjustments: (1)
Acquisition integration and restructuring expenses	392	167	1,644	565
Business and systems integration expenses	1,176	793	4,103	2,139
Impairment of long-lived assets	1,482	--	1,482	--
Multiemployer pension withdrawal expense (income)	(80)	--	(80)	733
Foreign currency loss (gain)	(21)	65	180	258
Discrete tax adjustments - UK	--	4,008	--	4,008

Adjusted income tax provision – non GAAP	$2,806	$3,976	$5,911	$9,949

(1) Adjustments have been tax-effected at the jurisdictions’ statutory rates.

Schawk, Inc.
Reconciliation of Non-GAAP Management Adjusted EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended		Trailing 12 Months
	September 30,		September 30,		Ended September 30,
	2012	2011	2012	2011	2012	2011

Net income (loss) - GAAP	$(2,213)	$8,086	$(5,316)	$14,837	$458	$21,159
Interest expense	917	1,212	2,676	3,772	4,174	5,572
Income tax expense (benefit)	(143)	(1,057)	(1,418)	2,246	(2,168)	7,634
Depreciation and amortization expense	4,696	4,358	14,116	13,140	19,033	17,493
Impairment of long-lived assets	4,281	--	4,281	--	4,281	8
Non-cash restructuring charges	--	--	--	--	137	--
Stock based compensation	424	508	2,665	1,578	3,185	2,050
Adjusted EBITDA – non GAAP	7,962	13,107	17,004	35,573	29,100	53,916
Permitted add backs on debt covenants:
Proforma effect of acquisitions and asset sales	--	1,250	--	3,750	258	3,831
Acquisition integration and restructuring expenses	219	--	246	239	334	239
Business and systems integration expenses	2,944	--	10,000	--	10,000	--
Adjusted EBITDA for covenant compliance – non GAAP	11,125	14,357	27,250	39,562	39,692	57,986
Acquisition integration and restructuring expenses	999	468	4,528	1,351	4,360	2,588
Business and systems integration expenses	--	1,997	234	5,385	3,270	6,301
Proforma effect of acquisitions and asset sales	--	(1,250)	--	(3,750)	(258)	(3,831)
Multiemployer pension plan withdrawal expense (income)	(203)	--	(203)	1,846	(203)	1,146
Foreign exchange (gain) loss	(12)	121	548	829	831	891

Management adjusted EBITDA – non GAAP	$11,909	$15,693	$32,537	$45,223	$47,692	$65,081

Use of Non-GAAP Adjusted EBITDA, Adjusted EBITDA for covenant compliance, and Management adjusted EBITDA
Adjusted EBITDA – non GAAP, as presented within this release, is defined as earnings before interest, income taxes, depreciation and amortization, and other certain non-cash items.  Adjusted EBITDA for covenant compliance, as defined in the Company’s current debt agreements, is defined as Adjusted EBITDA – non GAAP excluding certain items, including items that are generally considered non-operating, as permitted under the Company’s current revolving credit facility, and is used by management to gauge its ongoing compliance with the Company’s principal debt covenants, as well as pricing on its revolving credit facility.  Management adjusted EBITDA is used to evaluate the core operating activities of the Company from period to period.  None of the measures presented above represent cash flows from operations as defined by generally accepted accounting principles, should not be considered as an alternative to net income or cash flow from operations as an indicator of our operating performance, and are not indicative of cash available to fund all cash flow needs.  These measures also may be inconsistent with similar measures presented by other companies or EBITDA as defined under guidance from the Securities and Exchange Commission.